SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2801 West Tyvola Road
Charlotte, North Carolina 28217

April 24, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 28, 2008 at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 21, 2008 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we”, “our” or “Belk”) will be held at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, on Wednesday, May 28, 2008, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors to terms expiring at the 2011 Annual Meeting of Stockholders;

(2) To approve the material terms of the performance goals under the revised Executive Long Term Incentive Plan; and

(3) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 11, 2008 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 11, 2008 will be available at our offices for examination during normal business hours by any stockholder during the period from May 14, 2008 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 24, 2008

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2008

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2008 Annual Meeting of Stockholders. The Annual Meeting will be held on May 28, 2008, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The proxy is solicited by Belk’s Board of Directors. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 24, 2008.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 11, 2008 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 11, 2008 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on:

•	the election of three Directors to terms expiring at the 2011 Annual Meeting of Stockholders; and

•	the approval of the material terms of the performance goals under the revised Executive Long Term Incentive Plan.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director will have no effect on the outcome of the vote.

How may I vote for the proposal to approve the material terms of the performance goals under the revised Executive Long Term Incentive Plan, and how many votes are required for the proposal to pass?

With respect to the proposal to approve the material terms of the performance goals under the revised Executive Long Term Incentive Plan, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

Each proposal will be approved if the votes cast FOR the proposal exceeds the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to either proposal will count as a vote AGAINST the proposal.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

•	FOR the three nominees for Director; and

•	FOR the approval of the material terms of the performance goals under the revised Executive Long Term Incentive Plan.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted:

•	FOR the three nominees for Director; and

•	FOR the approval of the material terms of the performance goals under the revised Executive Long Term Incentive Plan.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters, such as the election of Directors described in this proxy statement.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The approval of the material terms of the performance goals under the revised Executive Long Term Incentive Plan described in this proxy statement is not a routine matter. If your brokerage firm has not received voting instructions from you on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy on your behalf. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in determining the number of shares voted FOR or AGAINST the non-routine matter.

How many votes do you need to hold the Annual Meeting?

As of the record date, 47,839,376 shares of Class A Common Stock and 1,774,474 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board of Directors may be fixed by resolution of a majority of the Board at any number between two and eighteen members.

The Board has currently fixed the number of Directors at nine. The Certificate and Bylaws also divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The current terms of the Directors in Class I are set to expire at the Annual Meeting.

The Board has nominated the persons set forth below as Class I Directors to serve a three-year term that will expire at the Annual Meeting of Stockholders in 2011:

Thomas M. Belk, Jr.
J. Kirk Glenn, Jr.
John L. Townsend, III

Each nominee has consented to serve as a Director if elected. The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2009 and 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE CLASS I DIRECTORS.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

			Executive
Name	Age	Position	Officer Since

Kathryn Bufano	55	President, Merchandising and Marketing	2008
Ralph A. Pitts	54	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	51	Executive Vice President and Chief Financial Officer	2000
Adam M. Orvos	43	Senior Vice President of Finance and Controller	2006

Kathryn Bufano.  Ms. Bufano has served as our President, Merchandising and Marketing since January 2008. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

Ralph A. Pitts.  Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”) since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College, Past President of the Mecklenburg County Council of the Boy Scouts of America and a member of the Charlotte Board of Advisors of Wachovia Bank.

Brian T. Marley.  Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He was Chairman of the Board of Directors of Belk National Bank through January 2006, and he serves on the Board of Directors of Apex Analytix, Inc.

Adam M. Orvos.  Mr. Orvos has served as our Senior Vice President of Finance and Controller since April 2006. Mr. Orvos was previously employed by the Foley’s Division of the May Department Stores Company as Senior Vice President and Chief Financial Officer from 2004 to 2006 and as Vice President and Controller from 2000 to 2004.

Directors

Set forth below are the nominees for election to the Board as Class I Directors, the current Directors serving as Class II and Class III Directors and certain information about the nominees and current Directors, which has been furnished to us by the respective individuals.

Nominees for Election

Class I Directors — Term Expiring 2011

Thomas M. Belk, Jr.
Age 53
Director Since 1998

Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the separate predecessor Belk companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He serves on the Boards of Directors of The Orvis Company, Inc., the Mecklenburg County Council of the Boy Scouts of America and the Carolinas Healthcare System. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

J. Kirk Glenn, Jr.
Age 65
Director Since 1998

Mr. Glenn served on the Boards of Directors of a number of the Belk Companies from 1983 until May 1998 and currently serves on the Boards of Directors of various Belk subsidiaries. Mr. Glenn is the retired Chairman and Manager of Quality Oil Company, LLC and Reliable Tank Line, LLC. He has served as Chairman of the Boards of Directors of Crisis Control Ministry, Special Children’s School, and Winston-Salem Business, Inc. and as a member of the Boards of Directors of Advocacy for the Poor and Tanglewood Park Foundation, Inc.

John L. Townsend, III
Age 52
Director Since 2005

Mr. Townsend is currently a private investor. He was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Senior Advisor of Stone Point Capital, a Director of International Paper Company, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also serves as Chairman of the Board of Trustees of Episcopal High School and is a member of the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Incumbent Directors

Class II Directors — Term Expiring 2009

H.W. McKay Belk
Age 51
Director Since 1998

Mr. Belk has been our President and Chief Merchandising Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since June 1979. Mr. Belk is currently a Director and Chair of the Audit Committee of Coca-Cola Bottling Co. Consolidated and a Director of the North Carolina Chamber of Commerce. He is a past member of the Board of Trustees of Charlotte Latin School and currently serves on the Board of Trustees of the Crossnore School and the Board of the Institute for the Arts/Humanities at the University of North Carolina at Chapel Hill. He is also a past Chairman of the Charlotte Chamber of Commerce. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Thomas C. Nelson
Age 45
Director Since 2003

Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

John R. Thompson
Age 56
Director Since 2006

Mr. Thompson is Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. Mr. Thompson serves on the Board of Directors of Wendy’s International, Inc., Best Buy Children’s Foundation, Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation and as a trustee of the Walker Art Museum.

Class III Directors — Term Expiring 2010

John R. Belk
Age 49
Director Since 1998

Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk serves on the Board of Directors of Ruddick Corporation and as Chairman of the Board of Novant, Inc. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

John A. Kuhne
Age 64
Director Since 1998

Mr. Kuhne served as a Director of a number of the Belk Companies and as President of Belk-Simpson Company, Greenville, South Carolina from 1983 to May 1998. Mr. Kuhne served as Vice Chairman of the Board of Directors of Summit Financial Corporation until 2003 and is a past trustee of Presbyterian College and Furman University. He also serves as Chairman of the Board of Directors of Fredericksburg Distributing Company.

Elizabeth Valk Long
Age 58
Director Since 2004

Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time, Inc., serving in that capacity for Life, People and Time magazines. She is currently a trustee of Hollins University, and she serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2008, the Board held four meetings. All of the Directors attended at least 75% of all the meetings of the Board and the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2007, all of the nine Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on the Corporate Governance page of our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors may do so by writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the rules and regulations of the National Association of Securities Dealers (“NASD”) and its listing standards in determining the independence of our Directors. Our Board has determined that Messrs. Glenn, Kuhne, Nelson, Thompson and Townsend and Ms. Long are considered independent Directors in accordance with NASD listing standards

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee and Compensation Committee. We do not have a standing Nominating Committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2008, the Executive Committee held no formal meetings, but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are J. Kirk Glenn, Jr., John A. Kuhne, Thomas C. Nelson, John R. Thompson and John L. Townsend, III, all of whom are independent Directors in accordance with NASD listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2008, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended on April 2, 2008. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•	discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect;

•	received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 2, 2008 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman
J. Kirk Glenn, Jr.
John A. Kuhne
John R. Thompson
John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are J. Kirk Glenn, Jr., John A. Kuhne and Elizabeth Valk Long. Mr. Glenn is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the NASD listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2008, the Compensation Committee held three meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2007. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described below in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2008 proxy statement for filing with the Securities and Exchange Commission.

J. Kirk Glenn, Jr., Chairman
John A. Kuhne
Elizabeth Valk Long

Selection of Nominees for Director

The Board of Directors has the responsibility for reviewing and recommending nominees for membership on the Board, and all Directors currently participate in the selection of Director nominees. It is the view of the Board that since Belk is privately held, has a relatively small number of Directors and has Directors who have substantial experience serving on the Boards of other public and private companies, it is appropriate at this time not to have a standing nominating committee.

Board candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making.

The Board uses a variety of methods for identifying and evaluating nominees for Director. Candidates may come to the attention of the Board through current Board members, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any time when a vacancy or potential vacancy arises.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Amended and Restated Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

PROPOSAL TWO
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS
UNDER THE REVISED EXECUTIVE LONG TERM INCENTIVE PLAN

Under the Belk, Inc. 2000 Incentive Stock Plan, which was approved by the stockholders in May 2000, the Board may, in its discretion, grant awards of Class B Common Stock to key employees as equity incentives. Beginning with Belk’s 2009 fiscal year, the Board has established a revised Executive Long Term Incentive Plan for certain senior executives pursuant to which shares of Class B Common Stock will be issued under the 2000 Incentive Stock Plan to such senior executives if certain performance goals set forth in the revised Executive Long Term Incentive Plan are met over a one-year performance period. Senior executives who receive these share awards pay no monetary consideration for the share awards.

Administration.  The revised Executive Long Term Incentive Plan is administered by the Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code.

Eligibility.  The Committee shall designate in its discretion certain senior executives as eligible to participate in the revised Executive Long Term Incentive Plan for a given one-year performance period. The Committee has the discretion to add or remove senior executives from participation in the Executive Long-Term Incentive Plan for a given performance period.

Establishing Performance Goals.  The Committee will establish the performance goals for each participant no later than 90 days after the beginning of the performance period. A performance period is defined as a fiscal year of Belk and is designated on the grant certificate at the time a grant is made. The performance goals for each participant may be different. However, all performance goals will be based on one or more of the following business criteria: (1) cumulative sales, (2) normalized earnings before interest and taxes and (3) return on invested capital. The Committee no later than 90 days after the beginning of each performance period will establish the general, objective rules for determining whether each participant’s performance goals for such performance period have been satisfied and the specific, objective rules, if any, regarding any exceptions to the use of such general rules. In determining whether the performance goals for the performance period have been satisfied, the Committee may look at the performance of Belk as constituted on the first day of the performance period, the last day of the performance period, or either such date, if there is a material acquisition, disposition, or other unusual corporate transaction involving us during such performance period.

Maximum Number of Shares Issuable.  The maximum number of shares of Class B Common Stock issuable pursuant to the revised Executive Long Term Incentive Plan to any participant for any performance period will not exceed 100,000.

Conditions to Issuance.  Shares will be issued to a participant pursuant to the revised Executive Long Term Incentive Plan for a performance period only to the extent the performance goals for such performance period are satisfied. The Committee will certify the extent, if any, to which the goals are satisfied for a performance period. One-half of the shares that are issuable to a participant pursuant to the revised Executive Long Term Incentive Plan for a performance period cease to be subject to a risk of forfeiture and are transferred to the participant under the 2000 Incentive Stock Plan as soon as practical after the Committee determines that the performance goals have been achieved for the performance period and no later than 2 1/2 months after the end of the performance period, provided the applicable employment requirement is met. The remaining one-half of the shares that are issuable to a participant pursuant to the revised Executive Long Term Incentive Plan for a performance period cease to be subject to a risk of forfeiture and are transferred to the participant, as soon as practical, but not later than 2 1/2 months, after the fiscal year end that immediately follows the performance period, provided the applicable employment requirement is met. For the first year of the revised Executive Long Term Incentive Plan only, an additional transition award of 50% of the total shares issuable at the end of the performance period (not including the shares that are to be issued at the end of the fiscal year that immediately follows the end of the performance period) will be made as soon as practical after the Committee determines that the performance goals have been achieved for the performance period and no later than 2 1/2 months after the end of the performance period, provided the applicable employment requirement is met. The number of shares issuable to the participant may be reduced to satisfy any income tax withholding.

Employment Requirement.  A participant will forfeit his or her rights to receive shares of stock pursuant to the revised Executive Long-Term Incentive Plan if the participant fails to be employed by us throughout the performance period and through the date the shares of stock are transferred to the participant, except generally due to certain delayed hire dates, death, retirement or disability as described in the revised Executive Long Term Incentive Plan.

Amendment and Termination.  The Committee has the power to amend the revised Executive Long Term Incentive Plan from time to time as the Committee deems necessary or appropriate and to terminate the revised Executive Long Term Incentive Plan if the Committee deems such termination is in our best interest.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE REVISED EXECUTIVE LONG TERM INCENTIVE PLAN.

COMMON STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 11, 2008 held by:

•	each of the Directors;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, calculated in accordance with SEC rules and regulations, during fiscal year 2008;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

	Shares of Class A		Percent	Shares of Class B		Percent
	Common Stock		of	Common Stock		of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)	Beneficially Owned(1)		Class(3)

Directors and Executive Officers:
Thomas M. Belk, Jr.	4,589,704	(4)	9.6	36,945	(5)	2.1
H.W. McKay Belk	4,689,977	(6)	9.8	56,491	(7)	3.2
John R. Belk	4,620,342	(8)	9.7	49,077	(9)	2.8
J. Kirk Glenn, Jr.	2,691,014	(10)	5.6	7,000		*
John A. Kuhne	867,754	(11)	1.8	7,000		*
Thomas C. Nelson	—		*	7,000		*
Elizabeth Valk Long	—		*	6,000		*
John L. Townsend, III	—		*	5,000		*
John R. Thompson	—		*	4,000		*
Ralph A. Pitts	—		*	58,237		3.3
Brian T. Marley	—		*	91,060		5.1
All Directors and executive officers as a group (13 persons)	11,060,857		23.1	330,864		18.6
Other Five Percent Stockholders:
John M. Belk 1999 Grantor Trust	10,802,576	(12)	22.6	—		*
Sarah Belk Gambrell	9,700,025	(13)	20.3	—		*
Katherine McKay Belk	5,754,414	(14)	12.0	138,677	(15)	7.8
Katherine Belk Morris	5,408,755	(16)	11.3	—		*
B. Frank Matthews, II	2,789,037	(17)	5.8	3,000		*
Davidson College	60,939	(18)	*	93,230		5.3

*	Beneficial ownership represents less than 1% of the applicable class of our outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	47,839,376 shares of Class A Common Stock were outstanding as of April 11, 2008.

(3)	1,774,474 shares of Class B Common Stock were outstanding as of April 11, 2008.

(4)	Includes:

•	245,857 shares held by Thomas M. Belk, Jr., Grantor Retained Annuity Trust dated January 29, 2006.

•	260,881 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	32,403 shares held by Sarah Fortune Belk Revocable Trust dated 12-11-07. Sarah Fortune Belk, the trustee, is his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,396,620 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

73,801 of these shares are subject to pledge.

(5)	Includes 1,560 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

(6)	Includes:

•	241,322 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	121,260 shares held by H.W. McKay Belk as custodian for his minor children.

•	137,751 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Fortune Belk and H.W. McKay Belk, the trustees.

•	137,793 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Fortune Belk and H.W. McKay Belk, the trustees.

•	33,914 shares held by Nina F. Belk, his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,396,620 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

128,098 of these shares are subject to pledge.

(7)	Includes:

•	3,948 shares held by H.W. McKay Belk as custodian for his minor children.

•	7,998 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Fortune Belk and H.W. McKay Belk, the trustees.

•	7,998 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Fortune Belk and H.W. McKay Belk, the trustees.

(8)	Includes:

•	245,565 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	232,531 shares held by John R. Belk as custodian for his minor children.

•	207,592 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. Kimberly Dupree Belk, the trustee, is his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,396,620 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

134,746 of these shares are subject to pledge.

(9)	Includes 8,012 shares held by John R. Belk as custodian for his minor children.

(10)	Includes:

•	871 shares held by Madlon C. Glenn, his wife.

•	1,501,410 shares held by James K. Glenn, Jr., trustee under Will of Daisy Belk Mattox; 587,582 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al; and 391,897 shares held by John Belk Stevens Trust U/W ITEM III, Section A f/b/o Sara S. Glenn. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee of each trust.

(11)	Includes:

•	233,258 shares held by Lucy S. Kuhne, his wife.

•	229,980 shares held by Lucy S. Kuhne, Trustee of the Lucy S. Kuhne Revocable Trust dated June 27, 2007 and 229,981 shares held by Lucy S. Kuhne and Claire M. Efird, Trustees of Trust B under Will of W.H.B. Simpson f/b/o Bessie Simpson Hanahan.

•	152,775 shares held by Simpson Enterprises, Inc. Lucy S. Kuhne, his wife, owns 76,388 of the shares and Lucy S. Kuhne and Claire M. Efird, Trustees of Trust B under the will of W.H.B. Simpson f/b/o Bessie Simpson Hanahan, owns 76,387 shares. Voting and investment power is shared by Lucy S. Kuhne, individually, and Lucy S. Kuhne and Claire M. Efird, trustees.

(12)	Includes:

•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk 1999 Grantor Trust as the majority stockholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	15,448 shares held by Mary Claudia, Inc. John M. Belk 1999 Grantor Trust is the sole stockholder. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust.

John M. Belk 1999 Grantor Trust’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	384,382 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	69,362 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number One, dated November 14, 2002; 245,505 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Three dated October 4, 2004; 293,508 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Five dated March 6, 2007; 403,870 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Six dated March 6, 2007; and 233,788 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Seven dated March 6, 2007. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	924,932 shares held as custodian for her minor grandchildren.

•	100 shares held by James Fielder Cook (deceased), her husband.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(15)	Includes 138,677 shares held as custodian for her minor grandchildren.

(16)	Includes:

•	382,811 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	178,801 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	178,801 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	442 shares held by Charles Walker Morris, her husband, and 33,472 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. Her husband is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N.

Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,396,620 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	469,665 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Voting and investment power is shared by Mary Claudia Belk, Katherine Belk Morris, Susan N. Jamison and Wachovia Bank National Association, the trustees.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:

•	166,707 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees share voting and investment powers.

•	500 shares held by Betty C. Matthews, his wife.

•	66,141 shares held by Robinson Investment Company; 435,131 shares held by Matthews Group Limited Partnership; 232,196 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,886,100 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

(18)	Davidson College’s address is P.O. Box 7165, Davidson, North Carolina 28036.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2008 compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly-compensated executive officers for fiscal year 2008, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Compensation Committee Overview

Charter.  The Committee operates under the terms of a written charter, most recently amended by the Board in April 2007. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority.  The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors.  The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are J. Kirk Glenn, Jr., who is the Committee Chair, Elizabeth Valk Long and John A. Kuhne. All members have served since November 2004.

Outside Compensation Consultant.  In accordance with its charter, the Committee has the authority to engage outside compensation consultants. In fiscal year 2008, the Committee retained Sibson Consulting (“Sibson”) as its compensation consultant. The compensation consultant works collaboratively with management and the Committee. In fiscal year 2008, Sibson provided the following services to the Committee:

•	data and insights with respect to plan design for our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies;

•	considerations with respect to and preparation of comparator data; and

•	review and comment on this CD&A.

Although the Committee considers the advice it receives from its consultants, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under its incentive compensation plans.

Meetings.  In fiscal year 2008, the Committee met three times.

•	Management Participation in Meetings. Members of management are regularly invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation and Benefits attend Committee meetings regularly. Our CFO and General Counsel also frequently participate. Management’s role is to provide input and analysis to the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

•	Executive Sessions. As needed, the Committee meets in executive session in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders and the competitive need to fairly compensate individuals for their contributions to Belk.

In fiscal year 2005, the Committee formally articulated the executive compensation program principles used to guide its decision making. Each year these principles are reviewed and updated, as appropriate. The guiding principles include:

Component	Compensation Guiding Principles

Business and Stockholder Alignment	• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.

•   Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus	• We compensate our executives for performance versus our overall annual and long-term financial plans. We use measurable objectives for our NEOs and, as much as possible, for other executives.
• Awards delivered by our compensation plans reflect two key performance standards:
• Achievement of our strategic, financial and operational goals; and
• Individual contribution to our strategic growth and short- and long-term success.

•   Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes and sales. Successful achievement is determined against our overall annual financial plan.

• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.
Comparability to Peers	• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.
• General compensation practices are evaluated in comparison to retailer and general industry peers.
Elements of Rewards and Pay Positioning
•   Our compensation opportunities include base salary, short- and long-term incentive plans, stock grants and one-time bonuses/special circumstance incentive arrangements that reward truly outstanding performance achievement.

•   To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.

• While incentive plan targets are set at median, actual payouts may be above or below the median depending upon company performance and stock value fluctuations.
• Compensation is considered as only one element of the larger employee value proposition that we offer.
“At Risk” Pay	• Our executives’ total compensation package emphasizes ”at risk” incentive pay, particularly at the senior executive level.
• Typically, from 50 — 70% of the total pay opportunity for executives is delivered through awards earned under our performance-based incentive compensation plans.
• Long-term incentive awards are denominated and paid in stock.

Fiscal Year 2008 Committee Highlights

Below are the key compensation actions taken by the Committee in fiscal year 2008. Information about each of the plans can be found in the discussion of elements of executive compensation below.

Overall Assessment of Executive Compensation Program.  In fiscal year 2007, the Committee engaged Sibson to provide a comprehensive review of our executive compensation program. The review included an analysis of the design of our executive pay plans and the specific level of pay opportunity delivered to the NEOs and other key executives. Sibson Consulting was engaged again in fiscal year 2008 by the Committee to review our executive compensation program and recommend necessary updates. The fiscal year 2008 review included an analysis of the design of our executive pay plans and the specific level of pay opportunity delivered to the NEOs and other key executives. At the Committee’s November 2007 meeting, Sibson’s analysis of NEO pay opportunity was reviewed by the Committee. Additionally, separate discussions with Sibson regarding plan design have occurred and been shared in informal discussions with the Committee.

Approval of Fiscal Year 2008 Annual Incentive Plan Financial Measures.  For fiscal year 2008, the Committee determined that awards under the Annual Incentive Plan would continue to be based upon earnings before interest and taxes (EBIT) and sales achievement compared to our overall annual financial plan. The Committee approved the specific achievement level scale for each measure as well as an overachievement opportunity that would reward exceptional performance.

Approval of Financial Measures for Executive Long-Term Incentive (LTI) Plan for Fiscal Years 2008 to 2010.  The Committee determined that awards under the LTI Plan for the three-year period from 2008 to 2010 would continue to be based upon performance goals of return on invested capital (ROIC), EBIT and sales achievement compared to our overall combined annual financial plans for the three years of the plan. The Committee further determined that a measurement of cumulative ROIC would be the plan trigger. The trigger must be met before any award is made. The Committee approved the specific achievement level scale for each of the measures.

Approval of Supplemental ETI Plan.  Awards under our incentive plan arrangements are earned based on financial achievement against our overall annual financial plan. Acquisitions can affect the achievement of the goals that were set prior to the acquisition. In fiscal year 2006, we established the Executive Transition Incentive (ETI) Plan associated with the Profitt’s and McRae’s acquisition, which had a two year performance period. In fiscal year 2007, we acquired the Parisian stores. As a result of the acquisition, the ETI Plan performance goals for the second year were adjusted for all participants in the plan other than the NEOs. The performance goals for the NEOs were not adjusted as the Committee structured the plan to satisfy the performance based compensation deduction under Section 162(m) of the Internal Revenue Code.

Because the performance goals for the NEOs were not adjusted, payout to the NEOs was at a lower percentage than for all other participants in the plan. After considering interests of fairness with respect to all plan participants, the Committee determined to grant supplemental stock awards to the NEOs to provide for parity among all participants. The stock awards were granted in amounts equal to what the award would have been had the goals been adjusted for all participants.

Non-Employee Director Compensation.  The Committee recommended and the Board approved a deferred compensation plan for non-employee Directors. The plan enables non-employee Directors to defer a portion of their annual fees, and is structured similarly to the deferred compensation plan we provide to our NEOs. The plan was adopted to ensure an overall competitive compensation and benefits offering for our non-employee Directors and to attract and retain top talent. For more information about the plan, see “Director Compensation”.

Compensation Committee Effectiveness Assessment.  The Committee annually assesses its effectiveness in fulfilling its fiduciary and stewardship responsibilities. The evaluation is completed individually by each member. The results are discussed by the Committee and, based on their discussion, the Committee considers changes as appropriate to its processes and procedures.

Fiscal Year 2009 Committee Decision

In March 2008, the Committee reevaluated the structure of its three-year LTI Plan and determined that a revised Executive Long Term Incentive Plan that operates on a one year performance cycle better fits our current performance pay objectives. The Committee has recently faced challenges in setting appropriate performance projections over a three-year period and in projecting (in light of the potential for corporate acquisitions and dispositions) how we will be constituted over the three-year period. The revised Executive Long Term Incentive Plan will be effective for fiscal year 2009, subject to its approval by our stockholders at the Annual Meeting.

If the stockholders approve the revised plan, the existing LTI Plans for fiscal years 2007 through 2009 and for 2008 through 2010 will be terminated.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks its consultant to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered are intended to inform the Committee’s decision making. The data are also evaluated in light of our strategic and talent management objectives.

The comparator data is only one of several factors considered by the Committee in making compensation decisions. The Committee assigns no particular weight to the comparator data.

In selecting comparator companies, the Committee noted that Belk has a unique regional focus, ownership structure and size, and that there are no other public companies that share these particular characteristics. As a result, the selection of companies for the proxy data peer group was based on an assessment of various retail companies as competitors for talent and for customers. Revenue, market area and similarity in business model were also considered in determining the comparator group.

For fiscal year 2008, the Committee chose to examine proxy data from Bon-Ton Stores, Inc., Dillards, Inc., Federated Dept Stores, Inc. (now Macy’s, Inc.), Kohl’s Corporation, May Department Stores Co. (now a part of Macy’s, Inc.), Nordstrom Inc, and Saks Incorporated. It also reviewed data from published surveys of Watson Wyatt, Mercer Human Resources Consulting, and the Hay Group Retail Total Remuneration Study. These data reference sources were chosen because of the Committee’s determination of their relevancy and fit with Belk.

Elements of Executive Compensation

Our total executive compensation opportunity is delivered through base salary, annual cash incentives, long-term equity incentives, benefits and perquisites. Each program in which our NEOs participate is described below.

Base Salary

•	Purpose. Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

•	Plan Structure. We do not apply a formal salary grade structure to our NEOs. The pay positioning for each NEO and annual salary adjustments take into account a number of factors, including internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. The Committee does not assign a particular weight to each factor.

•	Fit with Other Elements of our Compensation Program. Base salary is one of the three elements of total direct compensation (“TDC”), comprised of base salary plus annual incentive plus long-term incentive, for each of our NEOs. Base salary is the only element that is not “at risk”. In fiscal year 2008, base salary represented approximately 33% of targeted TDC opportunity for our CEO, and ranged from 38% to 50% for the other NEOs. This pay mix is consistent with our objective to emphasize “at risk” compensation.

•	Determination Process; Factors Considered. As described above, salary adjustments take into account internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Prior to the commencement of each fiscal year, the consultant provides data to the Committee with respect to competitive base salary levels for the CEO and the other NEOs. As described above, the consultant includes data gathered from the proxy statements of our peer group, information provided by published surveys and salary increase trends for executive base pay. Each year, the CEO makes recommendations for the NEOs (other than himself) with respect to base salary adjustments. With respect to our CEO’s base salary increase, the Committee considers the same factors and determines an appropriate pay adjustment. The Committee makes the final determination for all base salary increases for the NEOs.

Individual performance evaluations are based on objectives specific to position as determined at the beginning of the fiscal year by the CEO and each NEO. Company performance with respect to sales, margin and expense are considered. Performance against non-statistical objectives is also included in a final performance assessment.

For fiscal year 2008, we provided merit increases of 3% to employees who were performing at an expected level. Performances at higher levels were awarded larger merit increases. Performances for all of the NEOs were at higher levels, taking into account the exceptional fiscal 2007 results. Based on the Committee’s assessments as described above and a review of the comparator data gathered, the Committee approved a 5.0% increase in the base salary of the CEO while the other NEOs received base salary increases that ranged from 4.5% to 5.5%. The effective date of the fiscal year 2008 base salaries was March 11, 2007.

Annual Cash Incentive

•	Purpose. The purpose of our annual incentive plan is to reward for achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

•	Plan Structure and Award Determination. The Belk, Inc. Annual Incentive Plan was approved by our stockholders at the 2005 Annual Meeting. Awards payable to NEOs under the plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The plan provides that annual incentive awards will be paid only if at least 90% of the EBIT fiscal year target is achieved. Above this threshold, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure.

The annual incentive award for NEOs is determined according to the following formula:

Annual Incentive Award	=	(Base Salary x Target %)	X	(EBIT Achievement % x 60%) + (Sales Achievement % x 40%)

For purposes of this calculation, base salary for NEOs is the annual base salary rate in effect on the 89th day after the beginning of the fiscal year. Awards are paid in cash. The maximum annual award payable under the plan to any participant for any fiscal year is $1,500,000.

•	Plan Fit with Other Elements of our Compensation Program. The annual incentive award is the second of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentives). Payouts from this plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2008, the annual incentive opportunity represented approximately 25% of our CEO’s total targeted compensation opportunity and 20% to 23% of the total targeted compensation opportunity of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years, we have achieved performance in excess of the target level four times. The payout percentage over the past five years has been between approximately 0% and 148% of the participant’s target award opportunity, with an average payout percentage over the past five years of approximately 99% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual incentive opportunity for our NEOs. As with base salary adjustments, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Each NEO’s specific target opportunity is reviewed annually. Fiscal year 2008 target opportunity for each NEO did not change from the fiscal year 2007 target opportunities. Represented as a percentage of base salary, fiscal year 2008 target opportunities were as follows:

Thomas M. Belk, Jr.	75%
John R. Belk and H.W. McKay Belk	60%
Ralph A. Pitts and Brian T. Marley	40%

Applicable Performance Goal Determination.  The performance measures and goals are set to align with the Board-approved annual internal budget. For fiscal year 2008, the Committee continued to believe that EBIT and sales were the appropriate performance measures. Target performance is set to correspond with EBIT and sales levels as determined in the annual budget.

Performance Goals.  The target performance goals for fiscal year 2008 were set at $342.3 million for EBIT and $4.113 billion for sales. These were consistent with the annual budget amounts as approved by the Board.

Payout Determination.  Awards are initially earned on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Outcome for Fiscal Year 2008.  We did not achieve the necessary performance under the annual incentive plan EBIT and sales targets. Therefore, no amounts were earned by our NEOs under the plan for fiscal year 2008.

Fiscal Year 2009 Annual Incentive Plan.  The Committee has approved a similarly structured plan for fiscal year 2009. The performance goals for fiscal year 2009 will be based on EBIT and sales. Target performance is set to correspond with EBIT and sales levels as determined in the Board-approved fiscal year 2009 annual internal budget.

Long-Term Equity Incentive Awards

We make our long-term equity incentive awards under the programs described below. With respect to the LTI Plan, the Committee has approved changes to the structure of the plan beginning in fiscal year 2009. The new plan is generally described below. For a description of the material terms and conditions of the new plan, see “Proposal Two — Approval of the Material Terms of the Performance Goals under the revised Executive Long Term Incentive Plan.”

Executive Long-Term Incentive Plan (LTI)

•	Purpose. Our long-term incentives have been designed to tie a significant part of our key executives’ total targeted compensation opportunity to our long-term goals. They intended to reward plan participants based on our long-term financial performance and enhancement of stockholder value. The plan was also designed to promote an “ownership mentality” and encourage the long-term retention of the executives.

•	Plan Structure and Award Determination. Awards under the LTI are made pursuant to the Belk, Inc. 2000 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The plan rewards financial performance achievement over a three-year period compared to a three-year financial plan. Measures used in the plan include: (1) cumulative three-year ROIC; (2) cumulative three-year

EBIT%; and (3) cumulative three-year sales (expressed in absolute dollars). No award is paid if the ROIC performance threshold is not achieved. No award is paid based on EBIT% unless 90% of the targeted EBIT performance is achieved. No award is paid based on sales unless 95% of the targeted sales performance is achieved. Each year a new three-year performance cycle commences.

All NEOs participate in the LTI. Each plan participant has a target award opportunity expressed as a number of shares determined on the basis of base salary. Base salary is the annualized base salary rate as of April 15 of the fiscal year in which the three-year cycle commences. The dollar value of the target award opportunity is determined using the most recent appraised value of Belk stock.

Each participant has an assigned weighting for the EBIT and sales performance measures. For the NEOs, the weighting is 50% for the EBIT goal and 50% for the sales goal. Once the ROIC threshold is achieved, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure. The incentive award earned by NEOs from the three-year LTI is determined according to the following formula:

LTI Award (Number of Shares)	=	Target Shares (as calculated at the commencement of the performance cycle)	X	(50% x EBIT Achievement%) + (50% x Sales Achievement%)

The award is paid in shares of our Class B Common Stock.

•	Plan Fit with Other Elements of Our Compensation Program. The long-term incentive opportunity is the third of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentives). Payouts from this plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2008, the long-term incentive opportunity represented approximately 42% of our CEO’s total targeted compensation and 30% to 39% of the total targeted compensation of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales in accordance with our three-year financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years, we have achieved performance in excess of the target level three times, but have not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 22% and 157% of the participant’s target award opportunity, with an average approximate payout percentage over the past five years of 103% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  Similar to the process described above for base salary and annual incentive plan opportunity determination, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. After considering these factors, the Committee approves a target and maximum award level each year in dollars as a percentage of base salary. Base salary is the annualized base salary rate as of April 15 of the fiscal year in which the three-year cycle commences. The approved dollar values are translated into an equivalent number of shares on the date of grant.

LTI FY08-10, commenced in fiscal year 2008 and in accordance with the terms of the plan, will be payable following the end of fiscal year 2010. If the revised plan is approved by stockholders, the Committee expects to terminate LTI FY08-10. The target award expressed as a percentage of base salary and the target opportunity and maximum opportunity, expressed as shares, is shown below:

NEO	Target as % to Base Salary	Target Shares (#)	Maximum Shares (#)

Thomas M. Belk, Jr.	125%	34,129	40,955
Brian T. Marley	60%	10,518	12,622
H.W. McKay Belk	100%	23,971	28,765
John R. Belk	100%	23,971	28,765
Ralph A. Pitts	60%	11,575	13,890

Applicable Performance Goal Determination.  The long-term performance measures and goals are set as part of our three-year financial planning process. Annually, for the long-term incentive plan cycle beginning in that year, the Committee reviews the applicable achievement scale for each measure and may make adjustments. The Committee determined that the current three-year cumulative measures, ROIC, EBIT and sales compared to our overall three-year financial plan, were appropriate for LTI FY08-10. For LTI FY06-08, the three year performance goal was sales of $9.859 billion, EBIT 9.4% of sales and ROIC trigger of 13.2%.

Payout Determination.  Awards are earned solely on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. Similar to the process used with the Annual Incentive Plan, after our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs and others.

In determining whether the performance goals have been met for the period, the plan permits the Committee to look at the performance of the Company as constituted on the first day of the period, the last day of the period or either date if there is an acquisition during the performance period. Due to the fiscal year 2007 acquisition of Parisian, and in accordance with the plan, the Committee considered the Company as constituted on the first day of the performance period in determining whether awards were earned.

LTI FY06-08 shares earned were issued in April 2008. Overall achievement of goals was 20.4%. No negative discretion was applied to NEO awards by the Committee. The shares earned by each of the NEOs were as follows:

Shares Earned Under
NEO	LTI FY06-08 (#)

Thomas M. Belk, Jr.	5,814
Brian T. Marley	2,415
H.W. McKay Belk	3,450
John R. Belk	3,450
Ralph A. Pitts	2,415

Revised Executive Long Term Incentive Plan

In March 2008, the Committee reevaluated the structure of its three-year LTI Plan and determined that a revised Executive Long Term Incentive Plan that operates on a one year performance cycle better fits our current performance pay objectives. The revised plan is similar to the existing LTI Plan, with a few changes. The changes are described below.

•	Revised Plan Structure and Payout. The revised plan rewards financial performance achievement over a one fiscal year period. Measures used in the revised plan will be (1) ROIC, (2) EBIT% and (3) sales (expressed in absolute dollars). No award is paid based on the EBIT% target unless 65% of the targeted EBIT performance is achieved, at which point a minimum award of 20% of target shares is paid. For a larger award based on EBIT% to be paid, 90% of the targeted EBIT performance must be achieved. No award is paid based on sales unless 95% of the targeted sales performance is achieved. The amount of the award is increased if ROIC performance of 95% of target is achieved, up to a maximum increase of 15% if ROIC performance of 105% of target is achieved. A new performance cycle commences each fiscal year.

The revised plan has an assigned weighting for the EBIT and sales performance measures of 50% for the EBIT goal and 50% for the sales goal. An achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure. If the ROIC performance threshold is achieved, the amount of the award attributable to the achievement of each of the two measures is increased based on a separate achievement scale, up to a maximum of 15%.

The award is paid in shares of our Class B Common Stock. One-half of the shares is paid after the Committee determines that the performance measures have been achieved for the performance award period. The remaining one-half of the shares award is paid on the last day of the fiscal year immediately following the performance period so long as the participant remains our employee through that date. For the fiscal year 2009 only, there is an additional award of 50% of the shares awarded at the end of the performance period. There are special rules for participants who die, become disabled, retire or are otherwise vested by the Committee during the performance period and the fiscal year following the performance period.

•	Factors Considered in Performance Target Settings. Generally, the Committee will set the target level for EBIT and sales in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  Similar to the process described above for base salary and annual incentive plan opportunity determination, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. After considering these factors, the Committee approves a target and maximum award level each year in dollars as a percentage of base salary. Base salary is the annualized base salary rate as of April 15 of the performance period. The approved dollar values are translated into an equivalent number of shares on the date of grant.

The revised plan will commence in fiscal year 2009 if approved by stockholders.

The Committee has approved the target award, expressed as a percentage of base salary, and the target opportunity, expressed as shares, as shown below, subject to approval of stockholders:

NEO	Target as % to Base Salary	Target Shares (#)

Thomas M. Belk, Jr.	125%	53,080
Brian T. Marley	60%	16,241
H.W. McKay Belk	100%	37,281
John R. Belk	100%	37,281
Ralph A. Pitts	60%	18,079

The above amounts include the additional awards for fiscal year 2009.

If the revised plan is approved by stockholders, the LTI Plans for fiscal years 2007 through 2009 and for 2008 through 2010 will be cancelled, and no further shares will be earned under those plans.

2005 Executive Transition Incentive Plan (ETI) and Supplemental ETI

•	Purpose. This program was designed as a retention incentive following the acquisition of the Proffitt’s and McRae’s stores in fiscal year 2006.

•	Plan Structure. Certain key executives, including our NEOs, were granted a specific number of shares over a two-year period. Of the total award, 40% was issued in August 2006, and 60% was issued in August 2007, based upon the attainment of specified EBIT and sales achievement performance goals. These grants were made under our 2000 Incentive Stock Plan.

•	Initial Performance Goals. Sales and EBIT% goals were set for each of the two one-year performance periods in September 2005. The sales goals were set at $3.261 billion for the first period and at $3.431 billion for the second period. EBIT% goals were set at 8.2% and 9.6%, respectively. In January 2007, after the Parisian acquisition, the goals were reviewed by the Committee. The goals for the second period were adjusted to $4.043 billion for sales and 7.7% EBIT for all participants other than the NEOs.

•	Adjustment to Performance Goals due to Acquisition; Grant of Supplemental ETI Awards. Awards under our incentive plan arrangements are earned based on financial achievement against our overall annual financial plan. Acquisitions can affect the achievement of the goals that were set prior to the acquisition. In fiscal year 2006 we established the Executive Transition Incentive (ETI) Plan associated with the Profitt’s and McRae’s acquisition, which had a two year performance period. In fiscal year 2007, we acquired the Parisian stores. As a result of the acquisition, the ETI Plan performance goals for the second year were adjusted for all participants in the plan other than the NEOs. The performance goals for the NEOs were not adjusted as the Committee structured the plan to satisfy the performance based compensation deduction under Section 162(m) of the Internal Revenue Code.

Because the performance goals for the NEOs were not adjusted, payout to the NEOs was at a lower percentage than for all other participants in the plan. After considering interests of fairness with respect to all plan participants, the Committee determined to grant supplemental stock awards to the NEOs to provide for parity among all participants. The Supplemental ETI stock awards were granted in an incremental amount that resulted in an overall stock award equal to what the ETI award would have been had the goals been adjusted for all participants.

•	NEO Payouts. In fiscal year 2008, the Committee determined that achievement against second year goals (the period from August 2006 to July 2007) was 50%. The amounts earned by the NEOs were as follows:

	ETI		Supplemental ETI
NEO	Shares (#)	Issue Date Value ($)	Shares (#)	Issue Date Value ($)

Thomas M. Belk, Jr.	8,400	260,400	4,200	130,200
Brian T. Marley	3,900	120,900	1,950	60,450
H.W. McKay Belk	6,000	186,000	3,000	93,000
John R. Belk	6,000	186,000	3,000	93,000
Ralph A. Pitts	3,900	120,900	1,950	60,450

CFO Incentive Plan

•	Purpose. To recognize and retain our CFO, Brian T. Marley.

•	Plan Structure. Our stockholders approved the CFO Incentive Plan at the 2006 Annual Meeting. Mr. Marley’s award is denominated in shares of restricted Class B Common Stock, and is delivered in five separate one-year awards. The awards are earned upon achievement of EBIT to our overall financial plan targets in each of the five years. All shares are forfeited if Mr. Marley terminates his employment prior to the end of the five-year period. Mr. Marley may make an election each year to take 30% of the annual grant in cash. Amounts taken in cash are not subject to forfeiture. Dividends are paid on the restricted stock, and any dividends paid are not subject to forfeiture.

•	Performance Goals. The CFO Incentive Plan has EBIT as the single performance metric. The annual goal is set at 90% of EBIT based on the financial plan. For the fiscal year ended February 2, 2008, the EBIT goal was $308 million. The plan also provides a “catch up” mechanism. Under the plan, if the annual performance goal is not met for a fiscal year but the cumulative EBIT for the five fiscal year period from 2007 through 2011 meets or exceeds the sum of the five annual EBIT performance goals, then Mr. Marley can earn the award for any fiscal year for which the annual EBIT goal was not met.

•	NEO Payouts. For the fiscal year ended February 2, 2008, the EBIT target was not achieved, and no award was paid to the CFO for the year.

Benefits and Perquisites

The benefit programs and perquisites we provide to our executives are described below.

Deferred Compensation Plan

•	Purpose. A deferred compensation vehicle allows participants to defer taxes on current income. In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

•	Plan Structure. Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect the payment date (at retirement/severance or specified future date) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. The interest that is credited is based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%. Account balances are credited at the beginning of each year with the interest earned in the prior year. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. See the non-qualified deferred compensation table for account activity in fiscal year 2008.

•	NEO Deferrals. In fiscal year 2008, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

NEO	Deferral Amount ($)	Interest Credited ($)

Thomas M. Belk, Jr.	100,000	30,058
Brian T. Marley	—	57,450
H.W. McKay Belk	10,000	1,949
John R. Belk	150,000	91,887
Ralph A. Pitts	8,846	6,216

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest is included in the summary compensation table.

We established a similar non-qualified deferred compensation arrangement for our Directors in fiscal year 2008. See “Director Compensation” for a description of the plan.

2004 Supplemental Executive Retirement Plan (SERP)

•	Purpose. The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

•	Plan Structure. The SERP is a non-qualified defined contribution plan. Plan participants are unsecured creditors of Belk. The plan operates similar to a 401(k) plan. We make a specific contribution each year, and a benefit is paid based on those contributions and any earnings.

At the SERP’s inception, an initial contribution was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we make an annual contribution percentage of the participant’s total cash compensation (base salary + annual incentive) paid in the preceding calendar year. For Mr. Thomas M. Belk, Jr., Mr. H.W. McKay Belk and Mr. John R.

Belk (“Messrs. Belk”), the rate was 7%. For all other participants, the rate was 11%. Account balances are credited with interest at 6.5%.

The initial contribution vested on a pro rata basis over three years was 100% vested March 31, 2006. Annual contributions cliff vest on the day prior to the third anniversary of the contribution to the plan. However, if the participant’s age and years of service equal 65, annual contributions vest immediately. Thus, for Messrs. Belk and Mr. Pitts, our fiscal year 2008 contribution vested on April 1, 2008, since their age and years of service is greater than 65. Mr. Marley’s fiscal year 2008 company contribution vests on April 1, 2010. Accounts become fully vested upon death, disability or retirement.

Retirement is defined as termination of employment when age plus Belk service years equals 65 or more. Dependent upon specified circumstances, the form of payment is lump sum or installments.

•	NEO Accounts. For fiscal year 2008, the account additions, interest credited to the accounts and the age and years of Belk service for the NEOs were as follows:

		Years of
NEO	Age	Service	Company Contribution ($)	Interest Credited ($)

Thomas M. Belk, Jr.	53	26	97,194	139,538
Brian T. Marley	51	7	79,424	19,868
H.W. McKay Belk	51	28	77,992	116,738
John R. Belk	49	24	77,991	86,131
Ralph A. Pitts	54	12	92,077	44,374

See the non-qualified deferred compensation table for account activity in fiscal year 2008.

Belk Pension Plan and Pension Restoration Plan

•	Purpose. These plans provide additional retirement benefits for our officers (including the NEOs) who meet certain age and vesting requirements.

•	Plan Structure. Service and plan benefits under the Belk Pension Plan, a defined benefit plan, were frozen for all participants effective December 31, 2005. Participants in the pension plan, including the NEOs, continue to earn an interest credit on the account balance. Beginning in fiscal year 2007, eligible officers (including the NEOs) were invited to participate in a “shadow” pension plan, the Pension Restoration Plan. This plan is a defined contribution plan designed to provide an equivalent retirement benefit to that which the NEO would have received if the pension plan had not been frozen. Associates who are not participants in the restoration plan are entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan. We gross up for taxes on the pension restoration contribution amount for our NEOs. The tax gross ups are included in the summary compensation table.

Senior Executive Life Insurance

•	Purpose. This benefit provides additional levels of income protection in the event of the death of a key executive, including the NEOs. All NEOs and other SERP participants are covered by SERP life insurance. Additionally, the Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the NEO reaches age 65. The NEO (or his nominee) is the owner of the policy. During an NEO’s active employment with us, the SERP life insurance policy has a face value of $750,000 for the Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

•	NEO Premiums. Our payment of the SERP life insurance premium is taxable to the NEOs. If the NEO leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are paid by Messrs. Belk. We provide tax gross ups to them related to the split dollar replacement policies. Amounts associated with these life insurance arrangements are included in the summary compensation table.

Long-Term Care Insurance

•	Purpose. This benefit provides protection against financial losses in the event of an extended illness after retirement. All participants in the SERP, including NEOs, participate. We maintain this program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. This benefit is underwritten by Mass Mutual Financial Group. During an NEO’s active employment with us, we pay the premium. If the NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

•	NEO Premiums. In fiscal year 2008 the premiums paid on behalf of the NEOs were as follows:

NEO	Long-Term Care Premium Paid ($)

Thomas M. Belk, Jr.	1,432
Brian T. Marley	1,351
H.W. McKay Belk	1,351
John R. Belk	1,266
Ralph A. Pitts	1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts and the company-owned car plan for Messrs. Belk. Additionally, as described above, we make payments related to split-dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in our retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2008

The following table sets forth information concerning compensation for the NEOs for fiscal years 2007 and 2008.

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
	Fiscal	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Thomas M. Belk, Jr.	2008	842,509	—	(192,537)	—	28,889	227,538	906,399
Chairman of the Board, Chief Executive Officer; Director	2007	816,784	—	908,162	760,133	45,146	231,032	2,761,257
Brian T. Marley	2008	536,450	—	(46,642)	—	15,132	124,124	629,064
Executive Vice President and Chief Financial Officer	2007	527,692	—	645,361	261,872	17,925	132,114	1,584,964
H.W. McKay Belk	2008	739,678	—	(117,712)	—	19,572	179,964	821,502
President and Chief Merchandising Officer; Director	2007	716,944	—	611,987	534,169	34,880	188,013	2,085,993
John R. Belk	2008	739,678	—	(117,712)	—	33,178	169,062	824,206
President, Chief Operating Officer; Director	2007	716,944	—	611,987	534,169	45,553	182,620	2,091,273
Ralph A. Pitts	2008	594,996	—	(71,779)	—	8,396	142,117	673,730
Executive Vice President, General Counsel and Secretary	2007	575,203	50,000	404,620	285,450	18,419	145,863	1,479,555

(1)	Fiscal year 2008 is the period from February 4, 2007 to February 2, 2008. Fiscal year 2007 is the period from January 29, 2006 to February 3, 2007.

(2)	Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Ralph A. Pitts deferred a portion of their salary into our Deferred Compensation Plan, as described in the non-qualified deferred compensation table. Each of the NEOs also contributed a portion of his salary to our 401(k) plan.

(3)	Represents a discretionary bonus awarded to Ralph A. Pitts in fiscal year 2007 in recognition of special performance.

(4)	The amounts reported in the stock awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year, in accordance with FAS 123(R). The amount includes expense recognized for awards granted in and prior to the applicable fiscal year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to the consolidated financial statements included in our Annual Report Form 10-K for the fiscal year ended February 2, 2008. These amounts reflect the accounting expense for these awards, and do not necessarily reflect the actual value that will be recognized by the NEOs. In fiscal year 2008, in accordance with FAS 123(R) expensing of equity-based stock awards, we reversed the expense related to stock awards granted in prior fiscal years that have not yet vested as performance goals have not been met. The negative amounts shown in the column for fiscal year 2008 reflect the reversal of the amounts expensed for stock awards in fiscal year 2007. See the grants of plan-based awards table for information on fiscal year 2008 stock awards granted and the stock vested table for information on fiscal year 2008 stock awards vested.

(5)	This column reflects the amounts paid under the Annual Incentive Plan for fiscal year 2007. No amounts were paid under the plan for fiscal year 2008. See the CD&A for a discussion of the 2008 Annual Incentive Plan.

(6)	This column represents the above-market interest on the non-qualified deferred compensation account and SERP for fiscal years 2008 and 2007 for each NEO. The values for the pension plan decreased in fiscal 2008. In accordance with SEC regulations, the negative amounts for the pension plan decrease were not factored into the amount shown in the column above. The following table shows the decrease in pension value and above market interest for each plan:

		Above-	Above-
	Change in	Market	Market
	Value in Belk	Earnings	Earnings
	Pension Plan	on DCP	on SERP
Name	($)	($)	($)

Thomas M. Belk, Jr.	(3,401)	5,919	22,970
Brian T. Marley	(1,186)	11,859	3,273
H.W. McKay Belk	(5,332)	355	19,217
John R. Belk	(6,657)	18,999	14,179
Ralph A. Pitts	(1,203)	1,089	7,307

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See the pension benefits table for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 8% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2008. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6.5% interest credited under the plan. See the non-qualified deferred compensation table for additional information about the plans.

(7)	Amounts in this column are comprised of the following:

				Company
				Contribution
			Tax	to Defined
	Insurance	Auto	Gross	Contribution
	Bonus	Amounts	Ups	Plans	Total
Name	($)	($)(b)	($)(c)	($)(d)	($)

Thomas M. Belk, Jr.	59,773	10,239	31,030	126,496	227,538
Brian T. Marley	9,945	9,000	175	105,004	124,124
H.W. McKay Belk	43,188	9,329	21,048	106,399	179,964
John R. Belk	37,838	7,117	18,521	105,586	169,062
Ralph A. Pitts	13,451	9,000	199	119,467	142,117

(a)	Insurance bonus consists of three components — split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus and our contribution to the Pension Restoration Plan.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $6,890; Brian T. Marley — $6,792; H.W. McKay Belk — $6,872; John R. Belk — $6,872; and Ralph A. Pitts — $6,888. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

Messrs. Belk receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

Grants of Plan-Based Awards in Fiscal Year 2008.

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2008.

									All Other
									Stock
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Fair Value
			Plan Awards(1)			Plan Awards(2)			Shares of	of Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Name	Plan	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)

Thomas M. Belk, Jr.	Annual Incentive Plan		317,394	634,788	1,036,820
	Supplemental ETI	8/20/2007							4,200	130,200
	LTI FY08-10	4/04/2007				23,890	34,129	40,955		1,057,999
Brian T. Marley	Annual Incentive Plan		107,640	215,280	376,740
	Supplemental ETI	8/20/2007							1,950	60,450
	LTI FY08-10	4/04/2007				7,363	10,518	12,622		326,058
H.W. McKay Belk	Annual Incentive Plan		222,924	445,849	743,081
	Supplemental ETI	8/20/2007							3,000	93,000
	LTI FY08-10	4/04/2007				16,780	23,971	28,765		743,101
John R. Belk	Annual Incentive Plan		222,924	445,849	743,081
	Supplemental ETI	8/20/2007							3,000	93,000
	LTI FY08-10	4/04/2007				16,780	23,971	28,765		743,101
Ralph A. Pitts	Annual Incentive Plan		119,599	239,197	418,595
	Supplemental ETI	8/20/2007							1,950	60,450
	LTI FY08-10	4/04/2007				8,103	11,575	13,890		358,825

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2008 if the threshold, target or maximum goals are satisfied. The payouts are performance-driven and therefore completely “at risk.” The business measurements, performance goals, and salary percentages for determining the payout under the plan are described in the CD&A. No amounts were earned by the NEOs under the Annual Incentive Plan for fiscal year 2008.

(2)	These columns show the potential number of shares that can be issued under LTI FY08-10. No dividends are paid on the LTI awards prior to the issuance of shares. A description of the plans and the performance goals for determining the payouts under the plan are in the CD&A. As described in CD&A, awards under LTI FY 08-10 are expected to be terminated, subject to stockholder approval of the revised Executive Long Term Incentive Plan.

(3)	This column shows the number of shares granted under the Supplemental ETI Plan. The shares were vested upon grant. For a description of the plan see the CD&A.

(4)	This column reflects the grant date fair value of the awards under Supplemental ETI Plan and LTI FY08-10 under FAS 123(R). For both awards the grant date fair value was $31.00 per share, as determined by an independent appraisal.

Outstanding Equity Awards at February 2, 2008

The following table sets forth information with respect to all outstanding stock awards for the NEOs at February 2, 2008. Although our 2000 Stock Incentive Plan authorizes the issuance of options, no options were granted to the NEOs in fiscal year 2008. In addition, none of the NEOs hold options for our common stock.

							Equity
							Incentive
						Equity	Plan Awards:
					Market	Incentive	Market or
					Value of	Plan Awards:	Payout
				Number	Shares	Number of	Value of
				of Shares	of Stock	Unearned	Unearned
				of Stock	That	Shares	Shares
				That	Have	That	That
				Have Not	Not	Have Not	Have Not
			Vesting	Vested	Vested	Vested	Vested
Name	Plan	Grant Date	Schedule	(#)	($)	(#)(1)	($)(1)

Thomas M. Belk, Jr.	LTI FY07-09	3/23/2006	3years			42,426	1,086,106
	LTI FY08-10	4/04/2007	3years			34,129	873,702

	Total					76,555	1,959,808
Brian T. Marley	LTI FY07-09	3/23/2006	3years			16,422	420,403
	LTI FY08-10	4/04/2007	3years			10,518	269,261
	CFO Incentive Plan	5/21/2006	5years	8,236	210,842	47,060	1,204,736

	Total			8,236	210,842	74,000	1,894,400
H.W. McKay Belk	LTI FY07-09	3/23/2006	3years			29,798	762,829
	LTI FY08-10	4/04/2007	3years			23,971	613,658

	Total					53,769	1,376,487
John R. Belk	LTI FY07-09	3/23/2006	3years			29,798	762,829
	LTI FY08-10	4/04/2007	3years			23,971	613,658

	Total					53,769	1,376,487
Ralph A. Pitts	LTI FY07-09	3/23/2006	3years			17,900	458,240
	LTI FY08-10	4/04/2007	3years			11,575	296,320

	Total					29,475	754,560

(1)	In accordance with SEC rules, awards are shown at target level. The amounts actually earned by the named executive officers for LTI FY07-09 and LTI FY08-10 may be less than or greater than what is shown in these columns.

The stock awards in the table above were granted in connection with the following plans. For additional information about the plans see the discussion of the elements of executive compensation in the CD&A.

•	The Executive Long Term Incentive Plan (LTI) rewards financial performance and achievement over a three-year period compared to a three-year budget plan. The number of shares reflected in the table above represent the target shares under the LTI. As described in CD&A, awards under LTI FY 07-09 and LTI FY 08-10 are expected to be terminated, subject to stockholder approval of the revised Executive Incentive Compensation Plan.

•	Under the CFO Incentive Plan, 20% of the award is issued in restricted stock annually, if financial performance criteria are met for the fiscal year. Mr. Marley will forfeit any restricted shares of stock if he fails to remain continuously employed by us through the end of the performance period ending January 2011. Mr. Marley has the option to receive 30% of the annual award in cash. This cash award is not subject to forfeiture. For the fiscal year ended February 2, 2008, the financial performance criteria were not achieved and no award was paid for fiscal year 2008.

No monetary consideration is paid by executives who receive stock awards. The executive has the option to reduce the grant to cover income tax withholding.

Stock Vested in Fiscal Year 2008

The following table sets forth information concerning the amounts realized upon the vesting of stock during fiscal year 2008 by the NEOs. Although our 2000 Stock Incentive Plan authorizes the issuance of options, no options were granted to the NEOs in fiscal year 2008. In addition, none of the NEOs hold options for our common stock.

		Number of
		Shares
		Acquired	Value Realized
		on Vesting	on Vesting
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	LTI FY06-08	5,814	148,838
	ETI	8,400	260,400
	Supplemental ETI	4,200	130,200

	Total	18,414	539,438
Brian T. Marley	LTI FY06-08	2,415	61,818
	ETI	3,900	120,900
	Supplemental ETI	1,950	60,450

	Total	8,265	243,168
H.W. McKay Belk	LTI FY06-08	3,450	88,311
	ETI	6,000	186,000
	Supplemental ETI	3,000	93,000

	Total	12,450	367,311
John R. Belk	LTI FY06-08	3,450	88,311
	ETI	6,000	186,000
	Supplemental ETI	3,000	93,000

	Total	12,450	367,311
Ralph A. Pitts	LTI FY06-08	2,415	61,818
	ETI	3,900	120,900
	Supplemental ETI	1,950	60,450

	Total	8,265	243,168

The stock awards in the table above vested during fiscal year 2008. The value is calculated by multiplying the number of shares vested by the fair market value of our stock on the date of vesting, as determined by an independent appraisal. The table reflects the gross number of vested shares. The actual number of shares issued may be reduced to pay taxes, at the election of the NEO. The awards were granted in connection with the following plans.

•	Under the LTI FY06-08, 20.4% of goal was achieved. The LTI awards are deemed to be vested as of the last day of the three-year performance period of the award. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan.

•	Awards under the Executive Transition Incentive Plan (ETI) vest at the end of two one-year performance periods. The first period ran from August 2005 through July 2006, and the second period ran from August 2006 through July 2007. Under the ETI, 50% of the second 12 month goal was achieved.

•	Awards under the Supplemental ETI Plan vested on the date of grant. As described in the CD&A, the Compensation Committee awarded stock to the NEOs under the plan to ensure that the NEOs were treated consistently with all other participants as to awards earned under the ETI. The awards vested on the date of grant.

For additional information about the plans see the discussion of the elements of executive compensation in the CD&A.

Pension Benefits for Fiscal Year 2008

The following table sets forth information concerning accrued pension benefits for the NEOs as of February 2, 2008. There were no payments under the pension plan to the NEOs during fiscal year 2008.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	Belk Pension Plan	24	368,328
Brian T. Marley	Belk Pension Plan	4	72,308
H.W. McKay Belk	Belk Pension Plan	24	325,055
John R. Belk	Belk Pension Plan	21	281,798
Ralph A. Pitts	Belk Pension Plan	10	212,286

Service and plan benefits under the Belk Pension Plan were frozen for all participants, including the NEOs, effective December 31, 2005. The present value of accumulated benefits is based on the December 31, 2005 account balance, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is 15 year certain annuity. Benefits are discounted from age 65 using a 6.125% discount rate, which is the November 1, 2007 measurement date assumption used for financial reporting.

An NEO is entitled to early retirement benefits under the Belk Pension Plan upon the attainment of age 55 and the completion of five years of service at Belk, in which he earned at least 1,000 hours of service per year. Currently, none of the NEOs are eligible for early retirement. Upon the death of an NEO, his spouse is entitled to benefits under the Belk Pension Plan if the NEO had completed five years of service, in which he worked at least 1,000 hours per year.

In fiscal 2008, there was a negative change in value for the Belk Pension Plan as follows: Thomas M. Belk, Jr. ($3,401); Brian T. Marley ($1,186); H.W. McKay Belk ($5,332); John R. Belk ($6,657); and Ralph A. Pitts ($1,203).

Non-Qualified Deferred Compensation in Fiscal Year 2008

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at February 2, 2008. The material terms of the plans are described below the table.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	Plan	($)(1)	($)(1)	($)(1)	($)	($)(2)

Thomas M. Belk, Jr.	SERP	—	97,194	139,538	—	2,233,589
	DCP	100,000	—	30,058	—	419,404
	401(k) Restoration Plan	—	10,265	2,115	—	50,230
	Pension Restoration Plan	—	12,147	867	—	25,226

	Total	100,000	119,606	172,578	—	2,728,449
Brian T. Marley	SERP	—	79,424	19,868	—	328,923
	DCP	—	—	57,450	—	818,689
	401(k) Restoration Plan	—	10,188	2,586	—	48,497
	Pension Restoration Plan	—	8,600	614	—	17,860

	Total	—	98,212	80,518	—	1,213,969
H.W. McKay Belk	SERP	—	77,992	116,738	—	1,868,082
	DCP	10,000	—	1,949	—	28,045
	401(k) Restoration Plan	—	10,247	2,087	—	49,794
	Pension Restoration Plan	—	11,288	805	—	23,442

	Total	10,000	99,527	121,579	—	1,969,363
John R. Belk	SERP	—	77,991	86,131	—	1,381,692
	DCP	150,000	—	91,887	13,745	1,289,668
	401(k) Restoration Plan	—	10,247	2,068	—	49,527
	Pension Restoration Plan	—	10,476	747	—	21,756

	Total	150,000	98,714	180,833	13,745	2,742,643
Ralph A. Pitts	SERP	—	92,077	44,374	—	720,452
	DCP	8,846	—	6,216	—	87,790
	401(k) Restoration Plan	19,066	10,263	6,187	—	154,931
	Pension Restoration Plan	—	10,239	730	—	21,263

	Total	27,912	112,579	57,507	—	984,436

(1)	Certain amounts in these columns are also reported in the summary compensation table, as follows:

		Reported in Change
	Reported in Salary	in Pension Value
	or Non-Equity	and Non-Qualified
	Incentive	Deferred	Reported in
	Compensation	Compensation	All Other
	Columns	Earnings Column	Compensation Column	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	100,000	28,889	119,606	248,495
Brian T. Marley	—	15,132	98,212	113,344
H.W. McKay Belk	10,000	19,572	99,527	129,099
John R. Belk	150,000	33,178	98,714	281,892
Ralph A. Pitts	27,912	8,396	112,579	148,887

(2)	Amounts include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $245,000; Brian T. Marley — $540,847; H.W. McKay Belk — $11,154; John R. Belk — $871,122; and Ralph A. Pitts — $120,258. Amounts also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit between 9% and 11% of eligible cash compensation. The account balance earns interest at 6.5% for the plan year.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk and Mr. Pitts all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equals 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We pay interest on the amounts deferred by the participant. The historical interest rates vary from between 8% and 15% per year.

The NEOs are entitled to receive the amount in their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. In the event of early or normal retirement, the executive is paid out over 15 years if the deferral was made under our previous DCP and lump sum, five, ten, or 15 year annual installments, based on the executive election on file, under our current DCP. In the event of death prior to termination, the executive’s designated beneficiary is paid out over 15 years under our previous DCP and over 5 years under our current DCP.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. The plan provides a contribution to the participants’ accounts ranging from 2% to 4.5% of eligible compensation. Participants may defer up to 25% of compensation into the plan. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance. Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen.

Benefits are 100% vested at all times. Benefits generally are paid in a single lump sum payment upon separation from service. However, subject to certain restrictions required by 409A of the Code relating to tax deferred compensation, participants may elect to change the payment form and be paid in five, ten or 15 annual installments. In the event of disability, benefits are paid in a lump sum. In the event of death, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs. In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2000 Incentive Stock Plan. The terms of the 2000 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B Common Stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under our LTI and CFO Incentive Plan contain specific terms relating to the effect on the award of a termination due to death, disability or retirement.

•	In the event of a voluntary termination, all unvested LTI and CFO Incentive Plan awards are forfeited by the NEO.

•	In the event of termination due to the death, disability or retirement of the NEO, awards under the LTI and CFO Incentive Plan are prorated for the performance period during which the NEO was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to the estate of the NEO at that time.

Assuming a termination due to death or disability, retirement or a change in control as of February 2, 2008, the following amounts would be payable to our NEOs under each plan in accordance with the terms described above, assuming that the awards are earned at the end of the performance period at the target level. The amounts were calculated based upon a $25.60 per share value of our common stock at February 2, 2008, in accordance with an independent appraisal.

	LTI FY07-09	LTI FY08-10	CFO Incentive Plan	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	724,070	291,226	—	1,015,296
Brian T. Marley	280,269	89,754	210,842	580,865
H.W. McKay Belk	508,544	204,544	—	713,088
John R. Belk	508,544	204,544	—	713,088
Ralph A. Pitts	305,485	98,765	—	404,250

As described in CD&A, awards under LTI FY 07-09 and LTI FY 08-10 are expected to be terminated, subject to stockholder approval of a revised LTI 09 plan.

In addition to the amounts shown in the table above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including:

•	The value of equity awards that have already vested;

•	Amount payable under our defined benefit pension plan; and

•	Amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

In fiscal year 2008, we paid our non-employee Directors an annual fee of $40,000, a meeting fee of $1,000 for attendance at each meeting of the Board or a committee of the Board and an additional $500 meeting fee to each Board and Committee chair. In addition, we awarded each non-employee Director 2,000 shares of Class B Common Stock. Annual meeting fees are paid to Directors after the annual stockholder meeting in May of each year. The stock is issued on the date of the Annual Meeting. In addition, we provide our Directors the same merchandise discount that we provide generally to our employees.

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. For fiscal year 2008, the Committee recommended and the Board approved the Non-Employee Directors Deferred Compensation Plan, which allows Directors who are not employees of the Company to defer taxes on current income. The plan enables non-employee Directors to defer a portion of their annual fees. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

Under the non-qualified deferred compensation arrangement, our non-employee Directors may defer payment of up to 100% of their annual retainer fee. When first eligible, participants elect the payment date (over a period of up to five years after separation of service from the Company) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. On January 1 of each plan year the Board, in its sole discretion, determines the interest that is credited on account balances. For the first plan year, and until changed by the Board, the interest rate credited to account balances is based on Moody’s Long-term Corporate Bond Yield average index as of November of the prior plan year plus 1.75%. Interest is credited on a daily basis and account balances are updated monthly. Each participant is 100% vested in his or her account attributable to deferrals and interest. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest for Mr. Thompson, the only Director that participated in the plan for fiscal 2008, is included in the Director Compensation table below.

Director Compensation for Fiscal Year 2008

The following table shows the amounts paid to each non-employee Director in fiscal year 2008.

			Change in
			Pension
	Fees		Value and
	Paid in	Stock	Non-Qualified
	Cash	Awards	Deferred	Total
Name	($)	($)(1)	Earnings ($)	($)

J. Kirk Glenn, Jr.	54,000	62,000	—	116,000
John A. Kuhne	52,000	62,000	—	114,000
Elizabeth Valk Long	48,000	62,000	—	110,000
Thomas C. Nelson	50,000	62,000	—	112,000
John R. Thompson(2)	48,000	62,000	223	110,223
John L. Townsend, III	48,000	62,000	—	110,000

(1)	Represents the grant date fair value in accordance with FAS 123(R) of the 2,000 shares of Class B Common Stock awarded to each of our Directors on May 21, 2006. The stock is fully vested on the date of grant. The grant date fair value was $31.00 per share, as determined by an independent appraisal.

(2)	Mr. Thompson deferred $40,000 of the fees paid in cash into the deferred compensation plan.

None of the non-employee Directors held any stock options or restricted stock at February 2, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 11, 2008, concerning shares of the Class B Common Stock authorized for issuance under our existing equity compensation plan, the stockholder approved Belk, Inc. 2000 Incentive Stock Plan.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
	Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	N/A	327,801	(1)
Equity compensation plans not approved by security holders	—	N/A	—
Total	—		327,801

(1)	Represents the number of securities available for issuance under the 2000 Stock Incentive Plan, including the number of securities subject to grants of Class B Common Stock. In computing the number of shares remaining for issuance, we have excluded both shares previously issued as well as shares used to satisfy a withholding obligation. The 2000 Stock Incentive Plan authorizes the issuance of stock options and stock appreciation rights (“SARs”). To date, we have not granted stock options or SARs under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Mr. Glenn, Mr. Kuhne and Ms. Long. None of these Directors are our employees or former employees (with the exception of Mr. Kuhne, who has not been employed by us within the past five years), and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board of Directors or compensation committee of any entity that has one or more executive officers who serves on our Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers and 10% stockholders) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote. There have been no such transactions since the beginning of fiscal year 2008.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended February 2, 2008. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2009, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees billed to us for fiscal years 2008 and 2007 by KPMG LLP were:

	Fiscal Year
	2008	2007

Audit Fees(a)	$692,250	$858,900
Audit Related Fees	—	—
Tax Fees(b)	48,600	88,000
All Other Fees(c)	—	80,000

(a)	For fiscal year 2008, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the implementation of FIN 48, the attestation to our report on internal controls and additional audit services related to other issues. For fiscal year 2007, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, audit procedures related to the Parisian acquisition and the acquisition of the assets of Migerobe, Inc., the attestation to our report on internal controls and additional audit services related to other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	For fiscal year 2007, includes fees for due diligence services related to our acquisition of Parisian.

Audit Committee Pre-Approval Policies and Procedures

Our Board of Directors has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis, except for a late filing of a Form 4 by Ralph A. Pitts with respect to a charitable gift, a late filing of a Form 4 by each of J. Kirk Glenn, Jr., John A. Kuhne, Thomas C. Nelson, John R. Thompson, John L. Townsend, III and Elizabeth Valk Long with respect to stock issued to them as a portion of their Director compensation, and a late filing of a Form 5 by John A. Kuhne with respect to stock inherited by his wife, individually, and as a trustee of a corporation that owns stock of Belk.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended February 2, 2008 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President
General Counsel and Secretary

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2009 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 24, 2008 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Stockholder proposals brought before our 2009 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60 nor more than 90 days prior to the meeting. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in the Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder. Each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary
Telephone: 704-357-1000

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 24, 2008

BELK, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 2008
     The undersigned hereby appoints Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 2008, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
(1)	To elect three Directors to terms expiring at the 2011 Annual Meeting of Stockholders.

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed
Thomas M. Belk, Jr. J. Kirk Glenn, Jr. John L. Townsend, III
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)
(2)	To approve the material terms of the performance goals under the revised Executive Long Term Incentive Plan.
☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE.

, 2008

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.